Exhibit 23.2

               Consent of Independent Certified Public Accountants

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-2 and related Prospectus of TCPI, Inc. and Subsidiaries for the registration of up to 5,768,478 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2001 (except for the sixth paragraph of Note 9, as to which the date is March 20, 2001), with respect to the consolidated financial statements and schedule of TCPI, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP
Miami, Florida
April 18, 2001